UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(FIRST AMENDMENT)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)

August 5, 2009

AB&T FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

North Carolina	000-53249	26-2588442
(State or other jurisdiction Of incorporation or organization	COMMISSION FILE NUMBER	(I.R.S. Employer Identification No.)

292 West Main Avenue, Gastonia, North Carolina 28054

(Address of Principal Executive Offices) (Zip Code)

(704) 867-5828

(Registrant’s Telephone Number Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

During the second quarter of 2009, the core operation of AB&T, as measured by AB&T’s net interest margin and net interest income, continued to improve. For the quarter, AB&T’s net interest margin increased to 2.57% as compared with 1.98% for the fourth quarter of 2008 and 2.01% for the first quarter of 2009. Accordingly, net interest income for the quarter increased to $940.6 thousand as compared with $791 thousand for the fourth quarter of 2008 and $745.3 thousand for the first quarter of 2009. Additionally, AB&T’s provision for loan losses for the second quarter totaled $305.8 thousand as compared with $311.2 thousand during the fourth quarter of 2008 and $341.3 thousand during the first quarter of 2009.

However, during the second quarter of 2009, AB&T experienced a number of one-time type events which impacted AB&T’s earnings for the period. These included a special FDIC assessment totaling approximately $74 thousand; a loss of $525.5 thousand associated with the write-off of principal loan balances associated with two purchased participation loans; legal, accounting and other expenses associated with preparation for the merger with 1st Financial in the amount of $81 thousand, and increases in reserves associated with a potential write down of collateral associated with a significant account tied to the building industry approximating nearly $900 thousand. As a result of these events, management expects AB&T’s second quarter operations to result in a net loss of approximately $236 thousand or $0.09 per basic share.

The disclosure contained in this Current report is furnished and should net be considered filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 5 , 2009
                                                                                                AB&T Financial Corporation

                                                                                                By :  /s/Daniel C. Ayscue

                                                                                                     Daniel C. Ayscue
                                                                                                     President & Chief Executive Officer